Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of China Internet Nationwide Financial Services Inc. and Subsidiaries on Form F-1 of our report dated November 4, 2016, with respect to our audits of the consolidated financial statements of China Internet Nationwide Financial Services Inc. and Subsidiaries as December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from September 16, 2014 (inception) though December 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

November 4, 2016

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com